Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the MobileIron, Inc. 2014 Equity Incentive Plan, the MobileIron, Inc. 2014 Employee Stock Purchase Plan and the MobileIron, Inc. 2008 Stock Plan of our report dated March 10, 2014, except for the matters related to the reverse stock-split as described in the third paragraph in Note 1, as to which the date is May 28, 2014, relating to the consolidated financial statements of MobileIron, Inc. and its subsidiaries appearing in the Registration Statement on Form S-1 No. 333-195089, and related Prospectus dated June 11, 2014 of MobileIron, Inc.

/s/ Deloitte & Touche LLP

San Jose, California

June 13, 2014